Testing the Waters Materials Related to Series #AJONES

From the Rally App:

#AJONES

GIBSON'S ADAM JONES 1979 LES PAUL GUITAR (PROTOTYPE)

THIS INITIAL OFFERING IS COMING SOON!

Gibson

CURRENT VALUE: $95,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#AJONES | $95K

COMPARABLE ASSET VALUE

ASSET VALUE

+50%

TRANSACTIONS

15

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	10/28/2020	$9,999.00	Gibson
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	11/2/2020	$15,500.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	11/13/2020	$27,455.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	12/30/2020	$13,499.99	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	1/18/2021	$10,500.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	1/22/2021	$9,500.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	1/27/2021	$12,499.99	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	2/4/2021	$10,000.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	2/9/2021	$19,728.53	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	3/12/2021	$9,500.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	5/5/2021	$11,600.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	5/6/2021	$12,750.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	6/5/2021	$11,250.00	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	7/20/2021	$10,454.80	Reverb
Adam Jones 1979 Les Paul Custom Replica Signed & Numbered	8/27/2021	$15,000.00	Reverb

#AJONES | *Visuals*

Jones preferred the Silverburst Les Paul Custom because of its metallic finish, which delivered a distorted sound he couldn't find with any other guitar.

LAUNCH GALLERY ›

COMING SOON

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DESCRIPTION OF SERIES 2020 GIBSON ADAM JONES SILVERBURST LES PAUL GUITAR

Investment Overview

•Upon completion of the Series #AJONES Offering, Series #AJONES will purchase a 2020 Gibson Adam Jones 1979 Silverburst Les Paul Custom Prototype Guitar as the Underlying Asset for Series #AJONES (The “Series 2020 Gibson Adam Jones Silverburst Les Paul Guitar” or the “Underlying Asset” with respect to Series #AJONES, as applicable), the specifications of which are set forth below.

•Adam Jones is a musician who is known for his work as the guitarist in the band “Tool.”

•Gibson is a guitar brand known for its popular electric guitar models such as the Les Paul and the many famous musicians who have used their instruments throughout the years.

•The Underlying Asset is a 2020 Gibson Adam Jones 1979 Silverburst Les Paul Custom Prototype Guitar.

Asset Description

Overview & Authentication

•Adam Jones was born on January 15, 1965 in Libertyville, Illinois.

•Jones formed the metal band “Tool” in the early 1990’s with three other musicians. The Atlantic wrote in 2019: “From the early ’90s to 2006, the foursome of Tool stood as a rock-and-roll epitome when rock and roll was a social average. As grunge issued a culture-wide call to bond over psychic wounds by comparing calluses, Tool responded with gnarlier body-and-soul horror than many were prepared for.”

•Tool released their album “Fear Inoculum” in 2019, 13 years after their last release. The album opened at number one on the Billboard chart, surpassing Taylor Swift.

•Tool is known for their innovative and odd music videos which often make use of stop-motion filmmaking. Jones, who studied film in college and has appeared in multiple films and television shows, is one of the key creative forces behind these videos. In a March 1994 interview with Guitar School Magazine, Jones said: “I use Gibson guitars; I prefer the Les Paul custom. It's a black guitar with a greenish burst in the middle. They only made them for two or three years. I guess a lot of people complained that the metallic finish was affecting the sound. That's exactly why I like playing it. I have Seymour Duncan pickups, and I can't get the same sound with any other guitar, not even another Gibson, without that finish on it. I have two of them. I'd buy another if I could find one.”

•On May 11, 1896 Orville Gibson filed for a patent for mandolin, with a carved top and back and sides constructed from one solid piece of wood.

•The Gibson Mandolin-Guitar Mfg. Co., Ltd was founded in 1902.

•BB King, Elvis Presley, Jimmy Page, and Slash are among the many influential guitarists to favor Gibson guitars throughout the years.

•In 2020 Gibson introduced a limited-edition custom guitar modelled after Adam Jones’ favorite guitar, the original Silverburst 1979 Gibson Les Paul Custom. Gibson sold only 79 of these guitars, each signed and numbered by Jones, at a price of $9,999 each.

•In tandem with the release of the Adam Jones 1979 Les Paul Custom Guitar, Jones Produced a short film called “The Witness.” Jones composed and performed the soundtrack.

•In October 2020 a pallet of the Adam Jones 1979 Les Paul Custom Guitars was stolen from a truck en route to deliver the instruments to Sweetwater, a leading online retailer.

•The Underlying Asset is accompanied by a Certificate of Authenticity from Gibson Brands, Inc.

Notable Features

•The Underlying Asset is a 2020 Gibson Adam Jones 1979 Silverburst Les Paul Custom Prototype Guitar.

•The Underlying Asset was used as the prototype guitar sent to Adam Jones for his approval on the aging and construction of the guitar before the limited edition series went into production.

Notable Defects

•The Underlying Asset shows signs of wear consistent with a prototype guitar.

Details

Series 2020 Gibson Adam Jones Silverburst Les Paul Guitar
Memorabilia Type	Prototype Guitar
Model	Adam Jones 1979 Silverburst Les Paul Custom
Manufacturer	Gibson

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2020 Gibson Adam Jones Silverburst Les Paul Guitar going forward.